Exhibit 99.1
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JAVELIN


FOR IMMEDIATE RELEASE


  JAVELIN ANNOUNCES ACCEPTANCE OF MARKETING AUTHORIZATION APPLICATION (MAA) FOR
                  EUROPEAN REGULATORY APPROVAL OF DYLOJECT(TM)

NEW YORK, NY, OCTOBER 24, 2005 - Javelin Pharmaceuticals, Inc. (OTC BB: JVPH) announced today the UK Medicines and Healthcare products Regulatory Agency
(MHRA) has accepted for review the Marketing Authorization Application (MAA) for Dyloject(TM) (injectable diclofenac) for the treatment of patients with postsurgical pain.

"This submission completes the Dyloject(TM) MAA filing and is a major milestone in our commitment to bring improved, simple and user-friendly treatment options to patients suffering from moderate-to-severe pain," stated Douglas A. Hamilton, Chief Operating and Financial Officer, Javelin Pharmaceuticals. "We are proud of the efforts of our clinical and regulatory team in completing our first MAA. We will continue to work closely with the MHRA as it reviews the application."

The MAA filing is based on a pivotal Phase II/III double-blind, placebo- and comparator-controlled trial study that included a total of 155 patients and compared Dyloject(TM) to Voltarol(R) and placebo in the treatment of postsurgical pain. In addition to meeting the study's primary endpoints of total pain relief through 4 hours and non-inferiority to Voltarol(R), secondary endpoint results showed statistically significant superior pain relief over the first two hours compared to Voltarol(R). Dyloject(TM) demonstrated faster onset of analgesia within 15 minutes compared to Voltarol(R) according to pain intensity and pain relief measures, and higher proportion of patients achieving a clinically meaningful 30% decrease in pain intensity. Patients who received Dyloject(TM) also had a lower incidence and severity of phlebitis at the site of intravenous administration compared to those given Voltarol(R). Detailed results of the trial were presented at the Annual Meeting of the European Society for Regional Anesthesia and Pain Medicine (ESRA) in Berlin, Germany.

ABOUT THE MAA
The MAA is supported by data from 347 subjects who received Dyloject(TM) in a total of 7 phase I, phase II and phase II/III clinical trials. Following the European Union (EU) Mutual Recognition Procedure, the UK is the initial Member State (the "Reference Member State") that will review the MAA. If authorization is granted by the MHRA, the regulatory authorities of other EU Member States (the "Concerned Member States") will be asked to "mutually recognize" the


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authorization granted by the MHRA. Approval can take several months to several years, or can be denied.

ABOUT DYLOJECT(TM)
Dyloject(TM), an injectable nonsteroidal, anti-inflammatory drug (NSAID) has analgesic, anti-inflammatory and antipyretic activity. Diclofenac, the same active ingredient in Dyloject(TM), Voltaren(R), Cataflam(R) and Voltarol(R) is a leading analgesic for the treatment of moderate-to-severe postsurgical pain and has a demonstrated history of efficacy and safety as an NSAID since its approval in 1981. The safety of short-term use of diclofenac, which is a nonselective NSAID and not a selective COX-2 inhibitor, has been reaffirmed in recent white papers issued in 2005 by European and U.S. regulatory agencies. Historically, diclofenac has been used to treat pain from inflammatory and degenerative forms of osteoarthritis, musculoskeletal conditions, acute attacks of gout, kidney stones, and after operations or trauma. Currently, the only injectable form of diclofenac in Europe and other parts of the world is Voltarol(R). Voltarol(R) requires a slow (30 minutes or longer) infusion of a solution that is freshly prepared for each patient and is not available in the United States. Dyloject(TM) is a new Javelin formulation utilizing the same active ingredient as Voltarol(R), but is given as a single, brief injection. Worldwide, no comparable formulation of diclofenac has been available previously.

ABOUT JAVELIN PHARMACEUTICALS, INC.
Javelin is a specialty pharmaceutical company, applying innovative, proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information please visit the website www.javelinpharmaceuticals.com.

                                       ***

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

INVESTOR CONTACT:                              MEDIA CONTACT:
The Investor Relations Group                   The Investor Relations Group
John Nesbett/Michael Crawford                  Janet Vasquez
(212) 825-3210                                 (212) 825-3210

CORPORATE CONTACT:
Javelin Pharmaceuticals, Inc.
June Gregg
(212) 554-4550



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